Exhibit 99.1

GLYCOMIMETICS reports second quarter 2016 results

ROCKVILLE, MD, August 4, 2016 –  GlycoMimetics, Inc. (NASDAQ: GLYC) today reported financial results for the second quarter and six months ended June 30, 2016.

“For GlycoMimetics, the second quarter was highlighted by both financial and clinical achievements. We completed a follow-on public offering from which we raised net proceeds of approximately $20 million, extending our cash runway while also adding new institutional stockholders. During the quarter, we also announced the dosing of both newly diagnosed and relapsed or refractory acute myeloid leukemia (AML) patients in two arms of our Phase 2 clinical trial evaluating our drug candidate GMI-1271. We also received Fast Track designation from the U.S. Food and Drug Administration during the quarter for GMI-1271 for the treatment of adult patients with relapsed or refractory AML and elderly patients aged 60 years or older with AML. Finally, during the European Hematology Association Annual Meeting in Copenhagen in June, we presented data from the Phase 1 portion of our clinical trial in which administration of GMI-1271, combined with induction chemotherapy, in patients with relapsed/refractory AML yielded high remission rates with a favorable safety profile,” said Rachel King, Glycomimetics’ Chief Executive Officer.

As of June 30, 2016, GlycoMimetics had cash and cash equivalents of $53.1 million. In June 2016, GlycoMimetics completed a public offering in which it sold 3,476,793 shares of common stock for net proceeds of $19.8 million, after deducting underwriting discounts, commissions and other offering expenses.

GlycoMimetics did not generate revenue for the three and six months ended June 30, 2016. Revenue of $20.0 million for the three and six months ended June 30, 2015 was the result of a milestone payment from Pfizer upon the dosing of the first patient in a Phase 3 clinical trial of Glycomimetics’ drug candidate rivipansel in June 2015.

GlycoMimetics’ research and development expenses decreased to $5.8 million for the quarter ended June 30, 2016 as compared to $7.8 million for the second quarter of 2015. For the six months ended June 30, 2016, research and development expenses decreased to $11.3 million from $13.1 million in the same period of 2015.  Upon the receipt of the $20.0 million milestone payment from Pfizer in the second quarter of 2015, Glycomimetics owed a $2.0 million license fee the University of Basel, which fee was paid in the third quarter of 2015. There were no license fees incurred to the university in the three or six months ended June 30, 2016.  In addition, during the three and six months ended June 30, 2016, as compared to the same periods in 2015, there was an increase in the costs associated with the clinical trials for GMI-1271, in each case offset by a decrease in expenses related to manufacturing and process development for GMI-1271.

GlycoMimetics’ general and administrative expenses increased to $2.3 million for the quarter ended June 30, 2016 as compared to $1.8 million for the second quarter of 2015.  General and administrative expenses for the six months ended June 30, 2016 increased to $4.4 million as compared to $3.7 million for the same period of 2015.  In each case, the increases were primarily due to increased headcount and associated salaries and stock-based compensation expense.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. GlycoMimetics’ first drug candidate, rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by its strategic collaborator, Pfizer. GlycoMimetics’ wholly owned drug candidate, GMI-1271, an E-selectin antagonist, is being evaluated in an ongoing Phase 1/2 clinical trial as a potential treatment for AML and other blood disorders. GlycoMimetics expects to begin a Phase 1 clinical trial for a third candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist, in the third quarter of 2016.  An in-house discovery and research team is focused on developing additional novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of GlycoMimetics' drug candidates. Actual results may differ materially from those in these forward-looking statements as a result of various important factors, including the uncertainties inherent in the initiation of future clinical trials, expectations for regulatory approvals, availability of funding sufficient for GlycoMimetics' foreseeable and unforeseeable operating expenses and other factors. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in GlycoMimetics’ annual report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (SEC) on February 29, 2016, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)

Revenue	$—	$20,035	$—	$20,035

Costs and expenses:
Research and development expense	5,781	7,843	11,300	13,051
General and administrative expense	2,312	1,806	4,369	3,711
Total costs and expenses	8,093	9,649	15,669	16,762

(Loss) income from operations	(8,093)	10,386	(15,669)	3,273

Other income	22	3	42	6

Net (loss) income and comprehensive (loss) income	$(8,071)	$10,389	$(15,627)	$3,279

Net (loss) income per share – basic	$(0.41)	$0.55	$(0.80)	$0.17
Net (loss) income per share – diluted	$(0.41)	$0.51	$(0.80)	$0.16
Weighted average shares – basic	19,793,202	19,011,960	19,432,520	18,986,746
Weighted average shares – diluted	19,793,202	20,236,946	19,432,520	20,227,600

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)

Cash and cash equivalents	$53,085	$46,803

Working capital	48,439	39,497

Total assets	55,771	48,462

Total liabilities	6,894	7,991

Total stockholders' equity	48,877	40,472